LMI AEROSPACE, INC.

                               FIRST AMENDMENT TO
                           RESTRICTED STOCK AGREEMENT


         THIS AMENDMENT is made as of the 27th day of April 1998, between LMI AEROSPACE, INC., a Missouri corporation (the "Corporation"), and LAWRENCE J. LEGRAND ("LeGrand").

                                    RECITALS

         A. The Corporation awarded LeGrand 10,000 shares of common stock ($0.02 par value) of the Corporation as an inducement to become employed as an officer of the Corporation and to work for the success of the Corporation and its subsidiaries.

         B. All of the common stock awarded to LeGrand was subject to restrictions and substantial risks of forfeiture under a Restricted Stock Agreement dated as of April 27, 1998 (the "Restricted Stock Agreement").

         C. The Corporation and LeGrand have determined that the Restricted Stock Agreement did not accurately memorialize their agreement.

         D. Accordingly, the parties desire to reform the Restricted Stock Agreement to reflect their agreements.

         The parties hereby reform the Restricted Stock Agreement by amending its terms as follows:

         1. Section 4 of the Restricted Stock Agreement is hereby deleted and the following section substituted in lieu thereof:

         " 4. Right of First Refusal. In consideration of the award of the Restricted Stock LeGrand, contemporaneously herewith LeGrand gives the Corporation a right of first refusal with respect to the Restricted Stock. After the Termination Date if LeGrand shall receive a bona fide written offer from a third party to purchase some or all of the Restricted Stock at a specified purchase price and upon specified terms and conditions (the "Third Party Offer"), LeGrand shall promptly give written notice and a copy of such offer to the Corporation (the "Third Party Notice"). The Corporation shall have an option, but not the obligation, to purchase the Restricted Stock which is subject to the Third Party Offer, which option may be exercised within ten (10) days of the receipt by the Corporation of the Third Party Notice by giving notice of such exercise to LeGrand ("Notice of Exercise of Option"). If the Corporation elects to purchase the Restricted Stock which is subject to the Third Party Offer, the closing shall take place no later than twenty (20) days after the Notice of Exercise of Option at the offices of the Corporation. The purchase price per share of the Restricted Stock shall be seventy-five percent (75%) of the traded market value on the date of the Third Party Notice multiplied by the number of shares of Restricted Stock to be purchased. The purchase price shall be paid by cashier's check. If The Corporation does not elect to purchase the Restricted Stock which is subject to the Third Party Offer, the Restricted Stock may be sold pursuant to the Third Party Offer, subject to the restrictions contained in this Agreement and such limitations on transfer, if any, as may exist under applicable law or any other agreement binding upon LeGrand.

         The parties hereto have executed this Amendment as of the date first above written.

                                         LMI AEROSPACE, INC.


                                         By:   /s/ Ronald S. Saks
                                              ---------------------------------
                                                      (Authorized Officer)

                                           /s/ Lawrence J. LeGrand
                                         --------------------------------------
                                              Lawrence J. LeGrand